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                                                                   Exhibit 10.61

                        Baldwin Technology Company, Inc.
                                12 Commerce Drive
                                  P.O. Box 901
                             Shelton, CT 06484-0941
                                Tel: 203-402-1000
                                Fax: 203-402-5500

February 14, 2003

Shaun J. Kilfoyle
216 Plain Street
Bridgewater, MA 02324

Dear Shaun:

This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the "Company"), and it is effective as of January 1, 2003.

      1. DUTIES. You shall be employed primarily as the Vice President Marketing & Strategic Planning of the Company, and you shall direct and manage the Global Marketing and Strategic Planning business, affairs and property of the Company subject to the direction of the President & CEO of the Company. You shall also be a member of the Baldwin Executive Team.

      2. COMPENSATION. The following will outline your compensation for your services as Vice President Marketing & Strategic Planning:

            A. Salary. You shall be paid a salary at the annual base rate of One Hundred Seventy thousand dollars ($170,000), currently voluntarily decreased by 10% since August 1, 2002. Such salary will be payable in the appropriate installments to conform with regular payroll dates for salaried personnel of the Company.

            B. Reviews and Adjustments. You performance shall be reviewed by the President & CEO of the Company each succeeding year consistent with your anniversary date of employment which is September 1, 2001. Your base salary for the ensuing twelve (12) month period may be adjusted, subject to the approval by the Compensation Committee of the Board of Directors of the Company, in accordance with your level of performance.

            C. Incentive Compensation. You will be eligible to participate in the Company's Management Incentive Compensation Plan (MICP) at a level of 40% of your base compensation. Terms and payments of incentive compensation will be in accordance with the MICP and will be provided to you under separate cover.
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            D. Supplemental Retirement Benefit. Your eligibility to participate in the Executive Supplemental Retirement Program will be reviewed on June 30, 2003.

      3. EXTENT OF SERVICES. During your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company. During the duration of your employment with the Company, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with the written approval of the President & CEO.

      4. VACATION; OTHER BENEFITS.

            A. Vacation. You shall be entitled to vacation with pay in accordance with the Company's vacation policy as in effect at the time. Your current vacation accrual will be three (3) weeks of vacation. Any additional vacation accrual beyond 3 weeks will be in accordance with normal Company policy. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years (but no more than two (2) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.

            B. Benefit Plans. You shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all pension, profit sharing and savings plans; life and AD&D insurance, health (medical, dental, short and long term disability) plans, stock option and stock purchase plans or any other plans and programs at the time sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time.

            C. Automobile. During the term of your employment hereunder, the Company shall provide an automobile for your use pursuant to the Company's written policy on company autos as in effect at that time.

      5. TERMINATION OF EMPLOYMENT. In the event your employment is terminated for any of the reasons set forth under this Section 5, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the amounts indicated in each subparagraph of this Section 5:

            A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment at any time upon ten (10) or more days written notice to you. In the event your employment is terminated under this
Section 5A, the Company shall pay to you the following:

                  (i) A severance payment in an amount equal to one-half of your then current annual base rate compensation. Such payment will be made on a continuation basis at normal payroll intervals until paid in full.
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                  (ii) Any accrued but unpaid salary set forth in Section 2A (as adjusted by Section 2B) hereof, including salary in respect of any accrued and accumulated vacation due to you at the date of such termination.

                  (iii) A single lump sum payment of any incentive compensation earned in the fiscal year of the termination of your employment. Such payment will be pro-rated through the last day of your employment and shall be paid in accordance with the MICP.

                  (iv) Continuation of medical benefits for a period of six (6) months.

                  (v) Executive outplacement for a period of six (6) months. Such cost shall not exceed $10,000.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement.

            B. Termination by the Company With Cause. The Company may for cause terminate your employment at any time by written notice you. In the event your employment is terminated under this Section 5B the Company shall pay to you the following:

                  (i) Same as Section 5A(ii) above.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement.

            C. Events. If any of the following described events occurs during your employment hereunder and results in you being separated from employment by the Company and you do not receive an offer for comparable employment from a successor to the Company, the Company shall make to you the same payments that the Company would have been obligated to make under Section 5A except that under
Section 5A(i) the severance payment would be in an amount equal to your then annual base rate compensation.

                  (i) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets.

                  (ii) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets.

The Company shall have no further obligation to you under this Agreement and you shall have no further obligations to the Company under this Agreement.

      6. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.
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      7. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or your such beneficiary or beneficiaries have the right to transfer or encumber any right or benefit hereunder.

      8. ENTIRE AGREEMENT. This Agreement contains the entire agreement relating to your employment by the Company. It only may be changed by written agreement signed by the parties.

      9. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of Connecticut without giving effect to the principles of conflict of laws.


                                                BALDWIN TECHNOLOGY COMPANY, INC.

                                                By: /s/Gerald A. Nathe
                                                    ----------------------------
                                                    Gerald A. Nathe
                                                    Chairman, President & CEO
AGREED TO AND ACCEPTED:

/s/Shaun J. Kilfoyle
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Shaun J. Kilfoyle

DATE:  03/03/03
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